Exhibit 10.3
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Exhibit A
RELEASE AGREEMENT
      THIS RELEASE AGREEMENT (the “Release”) is executed as of September 11, 2009, by and between Terence W. Edwards (“Edwards”) and PHH Corporation (the “Company”).
     WHEREAS, the Company and Edwards entered into a Transition Services and Separation Agreement, executed as of August 5, 2009 (the “Agreement”) that provides for certain payments and benefits to be paid only if Edwards has signed and not revoked a general release of claims.
     NOW THEREFORE, intending to be legally bound hereby, the Company and Edwards agree as follows:
Release and Covenant Not to Sue.
     In consideration for the benefits and payments specified in the Agreement, Edwards hereby fully and forever releases and discharges the Company and each of its subsidiaries and affiliates, and all of their predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (“Releasees”) of and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Edwards’ employment with the Company or any Releasee, including the termination thereof. By this paragraph Edwards waives any claims which Edwards has or may have against Releasees, or any of them. This includes all rights and obligations under any federal, state or local laws or ordinances pertaining to employment, including but not limited to any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment, all claims for wrongful discharge, all claims that Releasees, or any of them, dealt unfairly with Edwards, in bad faith or in violation of any contract or agreement, expressed or implied, that may have existed between Releasees, or any of them, and Edwards, and all claims against Releasees, or any of them, for assault, battery, personal injury, emotional distress, pain and suffering.
     Edwards expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against Releasees, or any of them, and that he has not assigned any claim against the Releasees, or any of them, Edwards further promises not to initiate a lawsuit or to bring any other claim against Releasees, or any of them, arising out of or in any way related to Edwards’ employment by the Company or any Releasee, including the termination of that employment. This Release will not prevent Edwards from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state

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agency); provided, however, that any claims by Edwards for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred by this Release.
     The foregoing will not be deemed to release the Company from any of the following claims, entitlements or rights of Edwards for or to:
1.	Claims or actions brought, in good faith, solely to enforce or clarify the promises, rights, entitlements, obligations, and benefits provided in this Release or the Agreement;

2.	Vested benefits under retirement plans sponsored by the Company in which Edwards is a participant, based on services performed prior to the Termination Date (as defined in the Agreement);

3.	Rights to convert coverage under an existing life insurance policy provided by the Company, subject to the conversion rights of such policy;

4.	Coverage, if any, under any policy of liability or directors and officers liability insurance for matters subject to said policies for activities arising out of or in any way related to Edwards’ employment prior to the Termination Date (as defined in the Agreement);

5.	Any right to indemnification or cost of defense from or by the Company pursuant to the Company’s by-laws or charter, or duly adopted resolution of the Company’s Board of Directors for activities and actions by Edwards as an agent, officer, or employee of the Company, prior to the Termination Date (as defined in the Agreement);

6.	Earned wages and compensation, accrued vacation and accrued fringe benefits, or reimbursement for authorized expenses acquired or incurred before the Termination Date (as defined in the Agreement); and

7.	Any counterclaims in connection with a lawsuit or administrative proceeding in which the Company, its successors, assigns or subrogees seek legal or equitable relief from Edwards provided such counterclaim (i) arises out of the transaction or occurrence that is the subject matter of the claim raised by the Company in such lawsuit or proceeding, (ii) does not require for adjudication the joinder or presence of third parties, and (iii) does not relate to or arise out of the termination of Edwards’ employment or involve any claim for compensation or benefits for services rendered to the Company.

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Rescission Right.
     Edwards expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after the receipt of the Release to consider its terms before signing it; and (e) he has seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release will be unenforceable, null and void. Edwards may revoke this Release during those seven (7) days by providing written notice of revocation to the Company. The revocation must be delivered to the General Counsel of PHH Corporation, 3000 Leadenhall Road, Mail Stop LGL, Mt. Laurel, NJ 08054.
[signature page to follow]

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     IN WITNESS WHEREOF, Edwards and the Company have executed this Release as of the date first above written.

/s/ Terence W. Edwards
Terence W. Edwards
  Date: 9/11/09

PHH CORPORATION
By:	/s/ George Kilroy

  Date: 9/14/09

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